Pricing Supplement Dated December 10,1998                       Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers Inc., Morgan Stanley,
                             Salomon Smith Barney and Warburg Dillon and Read
Principal Amount:            $145,000,000
Agent's Discount
  or Commission:             $362,500
Net Proceeds to Company:     $144,637,500
Initial Interest Rate:       Reset on the Issue Date (also an Interest Reset
                             Date).
Issue Date:                  12/15/98
Maturity Date:               12/17/01
______________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750
Interest Reset Dates:   Each March 17, June 17, September 17, and December 17.
                        The first interest reset date will be
                        December 15, 1998.  The final reset date will be
                        September 17, 2001.
Interest Payment Dates: Each March 17, June 17, September 17, and December 17
                        commencing March 17, 1999 and ending
                        December 17, 2001.
Index Maturity:         3 Months
Spread (+/-):           +.375%
Day Count Convention:
      /X/ Actual/360 for the period from  12/15/98 to 12/17/01
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal : Morgan Stanley, and Warburg Dillon and Read
      /X/  Agent      : Lehman Brothers Inc., and Salomon Smith Barney